Exhibit 99.1

Genie Energy Ltd. Reports First Quarter 2020 Results

NEWARK, NJ — May 7, 2020: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported first quarter 2020 net income of $0.20 per diluted share on revenue of $104.1 million.

HIGHLIGHTS

(Throughout this release, 1Q20 results are compared to 1Q19 results unless otherwise noted)

●	Global RCEs served increased by 68,000 (20.4%) year over to year to 401,000.

●	Global meters served increased by 133,000 (33.4%) year over to year to 532,000.

●	Genie generated the highest levels of quarterly revenue and gross profit in the company’s history.

●	Consolidated revenue increased 20.1% to $104.1 million from $86.6 million driven by customer base growth.

●	Consolidated income from operations decreased to $9.2 million from $9.8 million in 1Q19, while Adjusted EBITDA* decreased to $10.3 million from $10.4 million.

●	At Genie Retail Energy (GRE), our domestic REP business, income from operations decreased to $13.0 million from $13.5 million and Adjusted EBITDA* decreased to $13.3 from $13.8 million.

●	Genie's Board of Directors has approved an increase in the quarterly dividend per share of common stock to $0.085 from $0.075, an increase of 13%. The indicated annual dividend rate is now $0.34.

COMMENTS OF MICHAEL STEIN, CEO

“First, I want to acknowledge and thank our colleagues and employees. I’ve been absolutely blown away by the hard work, efficiency and effectiveness of the Genie staff who are excelling every day despite all the distractions and stresses of working from home. Thank you so much. And all of us at Genie salute the first responders, nurses, doctors and law enforcement professionals who are doing amazing work caring for those who are ill. Our thoughts and prayers go out to those who are suffering and their families.

“Genie Energy achieved very strong first quarter results. Robust growth in our global customer base and strong margins helped us attain record levels of revenue and gross profit. Our global customer base surpassed the 400,000-RCE and 500,000-meter milestones, powered by expansion in both our domestic and overseas markets.

“Looking ahead, we anticipate that COVID-19 will have a mixed impact on our business operations and financial results. In the short run, with our predominantly residential book, we expect a positive impact from increased per-meter electricity consumption as our customers spend more time at home. In addition, meter acquisition expense and customer churn are decreasing as the result of the industry-wide suspension of door-to- door meter acquisition. On the other hand, restrictions on in-person sales and marketing will likely slow customer acquisition for the duration of the pandemic and may result in net meter attrition.

“We are working hard to calibrate our operations to address the challenges of the pandemic and have achieved success in the early stages. Our outlook remains positive. With our diversified markets, liquid balance sheet and very low level of long-term debt, we are positioned to build on the first quarter’s terrific momentum. In light of the resilience of our business and these underlying strengths, Genie’s Board of Directors has increased our quarterly dividend 13% to $0.085 per share.”

CONSOLIDATED RESULTS

$ in millions, except EPS	1Q20	4Q19	1Q19	1Q20-1Q19 Change (%/$)
Revenue	$104.1	$82.0	$86.6	+20.1%
Gross profit	$28.9	$22.0	$25.6	+13.0%
Gross margin percentage	27.8%	26.8%	29.5%	(170) BP
SG&A expense	$19.5	$19.3	$15.8	+23.8%
Stock-based compensation included in SG&A	$0.5	-	$0.4	+7.8%
Depreciation and amortization	$0.8	$0.8	$0.9	(9.3)%
Impairment of assets	$0.2	$0.4	-	+$0.2
Income from operations	$9.2	$2.3	$9.8	(6.3)%
Adjusted EBITDA*	$10.3	$0.8	$10.4	(0.6)%
Equity in the net loss in equity method investees**	$(0.4)	$(2.7)	$(0.8)	+$0.4
Provision for income taxes	$(2.6)	$(1.5)	$(2.9)	+$0.3
Net income attributable to Genie Energy common stockholders	$5.5	-	$5.7	$(0.2)
Earnings per diluted share attributable to Genie Energy common stockholders	$0.20	-	$0.21	$(0.01)
Net cash (used in) provided by operating activities	$(2.7)	$0.2	$7.0	$(9.7)

* Adjusted EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the ‘Reconciliation of Non-GAAP Financial Measures’ at the end of this release for an explanation of Adjusted EBITDA as well as for reconciliations to its most directly comparable GAAP measures.

** Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K., and Atid, a drilling contractor based in Israel in which it holds a minority stake, under the equity method of accounting. Under this method, Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated and expenses incurred are not reflected in Genie Energy’s consolidated revenue and expenses. However, Orbit Energy’s customers are included in metrics regarding our global customer base.

GLOBAL METERS AND RCEs

Genie Energy’s global customer base increased sequentially and year-over-year driven by investment in customer acquisition in domestic and overseas markets. Genie Energy’s global RCE and meter totals are provided in the chart below.

Global RCEs and Meters (in thousands)***	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Electricity RCEs	325	297	309	291	272
Natural gas RCEs	76	77	75	66	61
Total RCEs	401	374	384	357	333

Electricity meters	421	390	392	361	322
Natural gas meters	111	107	100	87	77
Total meters	532	497	492	448	399

*** Includes RCEs and meters acquired and served by Genie Energy’s domestic and international retail energy provider businesses including operations in Finland and Japan and at Genie’s joint venture in the U.K. (although U.K. operations are not included in our consolidated results of operations).

SEGMENT RESULTS

Genie Retail Energy (GRE)

GRE’s financial results are summarized in the chart below:

Genie Retail Energy $ in millions	1Q20	4Q19	1Q19	1Q20-1Q19 Change (%/$)
Total revenue	$79.1	$74.0	$76.5	+3.4%
Electricity revenue	$63.1	$61.2	$57.8	+9.1%
Natural gas revenue	$16.1	$12.9	$18.7	(14.1)%
Gross profit	$27.6	$22.0	$24.7	+11.9%
Gross margin percentage	34.9%	29.7%	32.3%	+260 BP
SG&A expense	$14.6	$13.8	$11.2	+30.5%
Depreciation and amortization	$0.1	$0.2	$0.2	$(0.1)
Income from operations	$13.0	$8.2	$13.5	$(0.5)
Adjusted EBITDA*	$13.3	$8.5	$13.8	$(0.5)

GRE – KPIs and Take-Aways:

●	Customers served at March 31, 2020 increased to 330,000 RCEs from 300,000 RCEs a year earlier. Meters served increased to 384,000 from 344,000. The robust increases reflect sustained investment in new customer acquisitions.

●	Gross meters added during 1Q20 totaled 69,000 compared to 85,000 in 1Q19 (including approximately 34,000 meters added through a municipal aggregation deal) and 56,000 in 4Q19. COVID-19 related public health restrictions did not significantly slow meter acquisition during 1Q20 but are expected to impact 2Q20 meter acquisition.

●	Average monthly churn decreased to 4.7% from 5.3% in 1Q19 and 6.1% in 4Q19.

●	Electricity revenue increased to $63.1 million from $57.8 million in 1Q19. The increase was driven by the growth of GRE’s customer base partially offset by lower revenue per kWh sold.

●	Natural gas revenue decreased to $16.1 million from $18.7 million in 1Q19. The decrease was driven by lower consumption per customer and lower revenue per therm sold partially offset by an increase in customers served.

●	Income from operations decreased to $13.0 million from $13.5 million and Adjusted EBITDA decreased to $13.3 from $13.8 million as increased gross profit was offset by increased investment in customer acquisition and marketing.

Genie Retail Energy International (GRE International)

Genie Energy accounts for its investments in Orbit Energy, its joint venture operating in the U.K., under the equity method of accounting. Revenue generated, and expenses incurred, are not reflected in segment revenue and operating expenses. RCE and meter counts do, however, include Orbit Energy customers.

GRE International $ in millions	1Q20	4Q19	1Q19	1Q20-1Q19 Change (%/$)
Total revenue	$7.0	$5.8	$4.8	+43.6%
Gross (loss) profit	$(0.3)	$(0.3)	-	$(0.3)
Gross profit percentage	(4.0)%	(5.0)%	-	(400) BP
SG&A expense	$2.2	$2.9	$1.7	+29.4%
Loss from operations	$(2.5)	$(3.2)	$(1.7)	$(0.8)
Adjusted EBITDA*	$(2.0)	$(5.6)	$(2.3)	+$0.3
Equity in the net loss in Orbit Energy**	-	$(2.5)	$(1.1)	+$1.1

GRE International – KPIs and Take-Aways:

●	Customers served at March 31, 2020 increased to 72,000 RCEs from 33,000 RCEs and to 148,000 meters from 55,000 meters a year earlier led by growth of Orbit Energy’s customer base in the U.K.

●	GRE International’s revenue increased to $7.0 million compared to $4.8 million in 1Q19 primarily driven by the growth in Lumo Energia’s customer base.

●	Loss from operations increased to $2.5 million from $1.7 million in 1Q19 reflecting increased investment in new meter acquisitions and the impact of the decline in global power markets on certain hedge positions.

●	Equity in the net loss of Orbit Energy was nil compared to a net loss of $1.1 million in 1Q19 reflecting the timing of capital contributions to Orbit Energy.

●	On a pro forma basis****, inclusive of Orbit Energy’s revenue, GRE International’s revenue increased to $26.6 million in 1Q20 from $8.8 million in 1Q19.

●	On a pro forma basis****, inclusive of Orbit Energy’s loss from operations, GRE International’s loss from operations was $4.8 million in 1Q20 compared to $3.4 million in 1Q19.

**** Pro forma results for all periods presented are non-GAAP measures intended to provide useful information that supplement the core operating results in accordance with GAAP of the relevant segment. Please refer to the ‘Reconciliation of Non-GAAP Financial Measures’ at the end of this release for an explanation of the pro forma results as well as for reconciliations to their most directly comparable GAAP measures.

Genie Energy Services (GES)

GES comprises Diversegy, a commercial energy consulting business, Genie’s interest in Prism Solar, a supplier of solar panels and solutions, and Genie Solar Energy.

●	Revenue increased to $18.0 million from $5.3 million reflecting Prism Solar’s delivery of a large number of orders. Genie Energy is currently exploring options to reduce overhead at Prism Solar due to changes in market conditions.

●	Income from operations was $0.3 million compared to a loss from operations of $0.2 million in 1Q19.

Genie Oil and Gas (GOGAS)

Genie Energy accounts for its minority interest in Atid, a drilling company based in Israel, under the equity method of accounting. Atid’s revenue generated, and expenses incurred, are not reflected in segment revenue and operating expenses.

●	Operations at GOGAS’ Afek oil and gas exploration subsidiary remain suspended pending final testing on an existing well, which is expected to take place as early as the first half of 2020.

●	GOGAS’ loss from operations was $0.2 million in both 1Q20 and 1Q19.

Corporate

●	Corporate loss from operations decreased to $1.4 million from $1.5 million in 1Q19. The losses include the impact of corporate stock-based compensation which increased to $0.3 million from $0.2 million in 1Q19.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At March 31, 2020, Genie Energy had $157.2 million in total assets, including $36.4 million in cash, cash equivalents and restricted cash. Liabilities totaled $72.0 million and working capital (current assets less current liabilities) totaled $51.1 million an increase of $10.3 million from December 31, 2019.

Cash used in operating activities in 1Q20 was $2.7 million compared to cash provided by operating activities of $7.0 million in 1Q19. Operating cash flow in the quarter was negatively impacted by the deliveries of solar panels at Prism Solar (with cash payment having been made in 2019) and the posting of cash collateral in support of certain hedge positions at GRE.

DIVIDEND ON GENIE ENERGY COMMON STOCK

Genie's Board of Directors has declared a first quarter dividend of $0.085, a $0.01 increase from prior quarters, with a record date of May 19, 2020. The dividend will be paid on or about May 29, 2020. The distribution will be treated as an ordinary dividend for income tax purposes.

GENIE ENERGY EARNINGS CONFERENCE CALL

This earnings press release is available for download in the “Investors” section of the Genie Energy website (https://genie.com/investors/investor-relations/) and has been filed on a current report (Form 8-K) with the SEC.

At 2:00 PM Eastern time today, May 7, 2020, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with investors.

To participate in the conference call, dial 1-888-348-6472 (toll-free from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

Approximately three hours after the call, a call replay will be accessible by dialing 1-844-512-2921 (toll-free from the US) or 1-412-317-6671 (international) and providing the replay PIN: 10143670. The replay will remain available through May 14, 2020. A recording of the call - in MP3 format - will also be available for playback on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website to have earnings releases and other press releases e-mailed directly to them.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA), is a global provider of energy services. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Retail Energy International division supplies customers in Europe and Asia. The Genie Energy Services division includes Diversegy, a commercial and industrial brokerage and consultative services company, and Genie Solar Energy and Prism Solar, which design, supply and install commercial solar solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2020	December 31, 2019
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$29,710	$31,242
Restricted cash—short-term	6,185	6,792
Trade accounts receivable, net of allowance for doubtful accounts of $3,134 and $2,631 at March 31, 2020 and December 31, 2019, respectively	45,494	49,822
Inventory	18,061	16,632
Prepaid expenses	7,674	6,318
Other current assets	13,699	2,133
Total current assets	120,823	112,939
Property and equipment, net	443	3,607
Goodwill	12,102	12,135
Other intangibles, net	6,327	6,837
Investment in equity method investees	293	675
Restricted cash—long-term	493	520
Deferred income tax assets, net	9,801	12,154
Other assets	6,894	7,377
Total assets	$157,176	$156,244
Liabilities and equity
Current liabilities:
Loan payable	$925	$921
Trade accounts payable	24,243	24,387
Accrued expenses	28,936	26,116
Contract liability	3,893	13,426
Income taxes payable	1,796	1,591
Due to IDT Corporation, net	137	381
Short-term revolving line of credit	3,518	2,514
Other current liabilities	6,281	2,820
Total current liabilities	69,729	72,156
Long-term notes payable	—	777
Other liabilities	2,238	2,381
Total liabilities	71,967	75,314
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $0.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at March 31, 2020 and December 31, 2019	19,743	19,743
Class A common stock, $0.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2020 and December 31, 2019	16	16
Class B common stock, $0.01 par value; authorized shares—200,000; 25,805 and 25,785 shares issued and 24,763 and 24,755 shares outstanding at March 31, 2020 and December 31, 2019, respectively	258	258
Additional paid-in capital	140,069	139,615
Treasury stock, at cost, consisting of 1,042 and 1,030 shares of Class B common stock at March 31, 2020 and December 31, 2019	(7,763)	(7,675)
Accumulated other comprehensive income	2,230	2,519
Accumulated deficit	(56,184)	(59,671)
Total Genie Energy Ltd. stockholders’ equity	98,369	94,805
Noncontrolling interests	(13,160)	(13,875)
Total equity	85,209	80,930
Total liabilities and equity	$157,176	$156,244

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands, except per share data)
Revenues:
Electricity	$69,972	$62,614
Natural gas	16,070	18,706
Other	18,009	5,297
Total revenues	104,051	86,617
Cost of revenues	75,146	61,026
Gross profit	28,905	25,591
Operating expenses and losses:
Selling, general and administrative (i)	19,499	15,757
Impairment of property and equipment	192	—
Income from operations	9,214	9,834
Interest income	128	93
Interest expense	(123)	(140)
Equity in the net loss in equity method investees, net	(379)	(797)
Other income, net	150	73
Income before income taxes	8,990	9,063
Provision for income taxes	(2,569)	(2,903)
Net income	6,421	6,160
Net income attributable to noncontrolling interests	589	91
Net income attributable to Genie Energy Ltd.	5,832	6,069
Dividends on preferred stock	(370)	(370)
Net income attributable to Genie Energy Ltd. common stockholders	$5,462	$5,699

Earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.21	$0.21
Diluted	$0.20	$0.21
Weighted-average number of shares used in calculation of earnings per share:
Basic	26,108	26,532
Diluted	26,749	27,240

Dividends declared per common share	$0.075	$0.075
(i) Stock-based compensation included in selling, general and administrative expenses	$483	$448

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Operating activities
Net income	$6,421	$6,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	826	921
Impairment of property and equipment	192	—
Deferred income taxes	2,353	2,442
Provision for doubtful accounts receivable	608	72
Stock-based compensation	483	448
Equity in the net loss in equity method investees	379	797
Gain on deconsolidation of subsidiaries	(98)	—
Change in assets and liabilities:
Trade accounts receivable	3,719	(3,554)
Inventory	(1,429)	208
Prepaid expenses	(1,356)	1,320
Other current assets and other assets	(8,473)	(1,041)
Trade accounts payable, accrued expenses and other current liabilities	3,344	(859)
Contract liability	(9,648)	(256)
Due to IDT Corporation	(244)	(100)
Income taxes payable	206	460
Net cash (used in) provided by operating activities	(2,717)	7,018
Investing activities
Capital expenditures	(5)	(325)
Payments for business acquisition, net of cash acquired	—	(1,852)
Investments in notes receivables	—	(177)
Repayment of notes receivable	—	122
Net cash used in investing activities	(5)	(2,232)
Financing activities
Dividends paid	(370)	(2,377)
Repayment of short-term debt—Lumo	—	(2,260)
Proceeds from revolving line of credit	1,000	—
Exercise of stock options	—	172
Purchases of Class B common stock	(88)	—
Repayment of notes payable	(9)	—
Net cash provided by (used in) financing activities	533	(4,485)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	23	(35)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(2,166)	266
Cash, cash equivalents, and restricted cash at beginning of period	38,554	44,197
Cash, cash equivalents, and restricted cash at end of period	$36,388	$44,463

Reconciliation of Non-GAAP Financial Measures for the First Quarter 2020

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the first quarter 2020, as well as for comparable periods, pro forma results and Adjusted EBITDA, which are non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of pro forma results consist of the corresponding GAAP metric with the addition of the corresponding results for Orbit Energy, the company’s joint venture operating in the United Kingdom. GAAP results for Orbit Energy are accounted for under the equity method of accounting. Under this method, Genie Energy records its share in the net income or loss of the venture. Therefore, revenue generated, expenses incurred and income from operations are not reflected in Genie Energy’s consolidated revenue and expenses. However, Orbit Energy’s customers are included in metrics regarding our customer base. Pro forma results are calculated by adding the result for Orbit Energy to its corresponding GAAP result. Pro forma results are provided for the first quarter 2020 and first quarter 2019 to supplement the following results: consolidated revenue; revenue of the Genie Retail Energy International segment; and loss from operations for the Genie Retail Energy International segment.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, exploration expense and equity in the net loss of in equity method investees, net, plus depreciation, amortization and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income from operations and add depreciation, amortization, stock-based compensation and impairment of goodwill and subtract equity in net loss in equity method investees, net.

Management believes that Genie Energy’s pro forma results and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses the pro forma results and Adjusted EBITDA, among other measures, as relevant indicators of core operational strengths in its financial and operational decision making. In addition, management uses and Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

The pro forma results facilitates evaluation of the results of all of the company’s retail energy provider (REP) businesses as if they were fully consolidated, which provides useful information regarding the size, growth and financial performance of all of the company’s REP businesses, In contrast, GAAP results only include the company’s equity in the results of the operations of its U.K. venture.

Management refers to pro forma results and Adjusted EBITDA, as well as the GAAP measures revenue, gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation and amortization are considered operating costs under GAAP, they primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation and amortization is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Impairment of goodwill is a component of (loss) income from operations that is excluded from the calculation of Adjusted EBITDA. The impairment of goodwill is primarily dictated by events and circumstances outside the control of management that trigger an impairment analysis. While there may be similar charges in other periods, the nature and magnitude of these charges can fluctuate markedly and do not reflect the performance of Genie Energy's continuing operations.

Pro forma revenue and pro forma income from operations as well as Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, revenue, gross profit, income from operations, cash flow from operating activities, net income, basic and diluted earnings per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of pro forma revenue, pro forma income from operations and Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of pro forma results and Adjusted EBITDA to their most directly comparable GAAP measure. Pro forma consolidated revenue is reconciled to consolidated revenue, pro forma revenue for the Genie Retail Energy International segment is reconciled to the segment’s revenue, and Genie Retail Energy International’s loss from operations is reconciled to the segment’s loss from operation. Adjusted EBITDA is reconciled to income from operations for Genie Energy’s reportable segments and net income for Genie Energy on a consolidated basis.

Reconciliations of Pro Forma Genie Retail Energy International Segment Revenue

and Loss from Operations to Corresponding GAAP Results

Genie Retail Energy International (GREI) Segment Results
(results in millions)	1Q20	1Q19
GREI segment revenue	$7.0	$4.8
plus Orbit Energy revenue	$19.6	$4.0
Pro forma GREI segment revenue	$26.6	$8.8

GREI segment loss from operations	$(2.5)	$(1.7)
plus Orbit Energy loss from operations	$(2.3)	$(1.7)
Pro forma GREI segment loss from operations	$(4.8)	$(3.4)

Reconciliations of Consolidated Adjusted EBITDA to Net Income Attributable to Genie Energy Limited

and of Adjusted EBITDA to Income from Operations for All Segments Reported

	Total	GRE	GES	GREI	GOGAS	CORP
Three months ended March 31, 2020 (1Q20)
Net income attributable to Genie Energy Limited	$5,832
Net loss attributable to non-controlling interests	589
Net income	$6,421
Provision for income taxes	2,569
Other income, net	(150)
Interest expense	123
Interest income	(128)
Equity in the net loss of equity method investees	379
Income from operations	$9,214	$13,017	$342	$(2,520)	$(224)	$(1,403)
Add:
Stock-based compensation	483	156		37		291
Depreciation and amortization	826	112	208	490	15
Impairment	192		192
Subtract:
Equity in the net loss of equity method investees	379				260	119
Adjusted EBITDA	$10,336	$13,285	$742	$(1,997)	$(469)	$(1,231)

	Total	GRE	GES	GREI	GOGAS	CORP
Three months ended December 31, 2019 (4Q19)
Net income attributable to Genie Energy Limited	$324
Net loss attributable to non-controlling interests	1,312
Net income	$(988)
Provision for income taxes	1,458
Other income, net	(919)
Interest expense	150
Interest income	(102)
Equity in the net loss of equity method investees	2,724
Income from operations	$2,323	$8,235	$(1,183)	$(3,222)	$(200)	$(1,307)
Add:
Stock-based compensation	(4)	117		(226)		106
Depreciation and amortization	821	175	244	387	15
Impairment	400		400
Subtract:
Equity in the net loss of equity method investees	2,724			2,501	213	10
Adjusted EBITDA	$816	$8,527	$(539)	$(5,562)	$(398)	$(1,211)

	Total	GRE	GES	GREI	GOGAS	CORP
Three months ended March 31, 2019 (1Q19)
Net income attributable to Genie Energy Limited	$6,069
Net loss attributable to non-controlling interests	91
Net income	$6,160
Provision for income taxes	2,903
Other income, net	(73)
Interest expense	140
Interest income	(93)
Equity in the net loss of equity method investees	797
Income from operations	$9,834	$13,503	$(232)	$(1,744)	$(163)	$(1,531)
Add:
Stock-based compensation	448	116		94		238
Depreciation and amortization	910	156	277	463	14
Impairment
Subtract:
Equity in the net loss of equity method investees	797			1,070	(274)
Adjusted EBITDA	$10,395	$13,775	$45	$(2,257)	$125	$(1,293)

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